Exhibit 5.1

March 1, 2010

Asbury Automotive Group, Inc.

2905 Premiere Parkway NW, Suite 300

Duluth, GA 30097

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the filing by Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an additional 2,575,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), pursuant to the Company’s Amended and Restated 2002 Equity Incentive Plan (the “Plan”).

We have examined instruments, documents, records and certificates which we deemed relevant and necessary for the basis of our opinion hereinafter expressed, including without limitation, the Plan, the Registration Statement, and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws. In such examination, we have assumed (a) the authenticity of all documents submitted to us as originals and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the instruments, documents, records and certificates we have reviewed.

Based on such examination, we are of the opinion that the additional 2,575,000 shares of Common Stock to be issued by the Company pursuant to the Plan are validly authorized shares of Common Stock and, when, and if, issued in accordance with the Plan and pursuant to the agreements which accompany each grant under the Plan, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of Florida, and we express no opinion as to matters governed by any laws other than the laws of the State of Florida, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. The reference and limitation to “General Corporation Law of the State of Delaware” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hill Ward & Henderson P.A.

Hill, Ward & Henderson, P.A.